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                                                                     Exhibit 5.1



                                             September 4, 1997

American Business Information, Inc.
5711 South 86th Circle
Omaha, Nebraska  68127

     RE: REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 560,000 shares of your Common Stock (the "Shares"), all of which are issued, outstanding and held by certain stockholders named in the Registration Statement (the "Selling Stockholders"). The Shares are to be sold by the Selling Stockholders as described in the Registration Statement.

     As your counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares. It is our opinion that the Shares are legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto which have been approved by us.

                                         Very truly yours,


                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ WILSON SONSINI GOODRICH & ROSATI